EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Spectrum Brands, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Spectrum Brands, Inc. and subsidiaries of our report dated December 10, 2008, except for note 11 for which the date is September 18, 2009, with respect to the consolidated balance sheets of Spectrum Brands, Inc. and subsidiaries as of September 30, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2008, which report is included in the Current Report on Form 8-K filed by Spectrum Brands, Inc. and subsidiaries on September 18, 2009, and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report refers to a change in the method of accounting for pension and other post retirement benefits in 2007.

/s/ KPMG LLP

Atlanta, Georgia

September 22, 2009